AMENDMENT TO CONSULTING AGREEMENT

     This agreement entered into this 7th day of March 1995 by and between C&L Acquisition Corporation, a Texas Corporation ("C&LA") a wholly owned subsidiary of The Diana Corporation, a Delaware Corporation and Jack E. Donnelly, a resident of the State of Arizona ("Donnelly").

                                   WITNESSETH:

     WHEREAS the parties entered into a Consulting Agreement on the 23rd day of December 1991, and,

     WHEREAS the parties desire to amend said Consulting Agreement as hereinafter provided,

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

A. Paragraph Al of the Consulting Agreement is hereby amended to read as follows:

        "Employ Donnelly as a consultant until the conclusion of C&LA's fiscal year ended 1997; provided however that Donnelly shall upon four (4) months prior written notice have the option of extending this Consulting Agreement through fiscal year 1998."

B. Paragraph A2 of the Consulting Agreement is hereby amended to read as follows:

        "Pay Donnelly the sum of $325,000 which shall accrue at the rate of $75,000 per year during each of the first three (3) years and $50,000 per year during each of the last two (2) years. In the event that Donnelly exercises his option contained in Paragraph 1 hereof, to extend this agreement by one (1) year, C&LA shall pay Donnelly an additional $50,000."

C. Paragraph A4(b) shall be amended by adding at the end of paragraph A4(b) the following:

        "The aforegoing notwithstanding, in the event that Donnelly exercises his option to extend the term of his Consulting Agreement through fiscal year 1998, the EARNINGS for the purpose of calculating the incentive under this paragraph shall be average Earnings for fiscal 1997 and 1998."

        "In the event of Donnelly's death prior to the expiration of this Consulting Agreement, the Earnings for the last full year for which Donnelly consulted shall be used in calculating the incentive, if any, due Donnelly and said monies due to Donnelly, if any, shall be paid to his estate."


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        Paragraph A4(b) shall be further amended with regard to the second last sentence beginning with the word "Earnings" to read as follows:

        "Earnings" for the purpose of this paragraph are the net pretax profits of C&L plus acquisition costs, if any, charged during said fiscal year, excluding management fees."

D.     Paragraph C1(d) shall be amended to read as follows:

        "(d) at the expiration of the Consulting Agreement."

E. Paragraph C shall be amended to add thereto paragraph 4 which shall read as follows:

        "C&LA's President shall have the discretion to approve loans to Donnelly, which shall be due at the expiration of this Consulting Agreement, at the then prevailing prime interest rate. Cumulative loans balances shall not exceed 25 % of the estimated incentive payment which may become due to Donnelly."

F. All other provisions of the Consulting Agreement shall remain in full force and effect.


IN WITNESS WHEREOF the parties have executed this agreement of the day and year first above written.


C&L ACQUISITION CORPORATION


By
   Richard Y . Fisher/President         Jack E. Donnelly